Bob Brand
972-281-5335
bob.brand@kcc.com

KIMBERLY-CLARK ANNOUNCES FIRST QUARTER 2012 RESULTS

DALLAS, April 20, 2012—Kimberly-Clark Corporation (NYSE: KMB) today reported first quarter 2012 results and reconfirmed its previous guidance for full-year 2012 adjusted earnings per share.
Executive Summary

•
First quarter 2012 net sales were $5.2 billion and increased 4 percent. Organic sales rose 6 percent, driven by higher net selling prices and sales volumes. The organic growth was highlighted by a 13 percent increase in K-C International.

•	Diluted net income per share for the quarter was $1.18 compared with $0.86 in the year-ago period.

•
First quarter adjusted earnings per share were $1.24 in 2012, up 14 percent compared to $1.09 in the prior year. Adjusted earnings per share in both periods exclude costs for pulp and tissue restructuring actions. In addition, adjusted earnings per share in 2011 exclude a business tax charge related to a law change in Colombia.

•	The improvement in adjusted earnings per share was driven by organic sales growth, cost savings and a lower share count, partially offset by increased marketing, research and general spending.

•
Adjusted earnings per share in 2012 are anticipated to be $5.00 to $5.15, consistent with the company's previous expectations. Adjusted earnings per share exclude costs for pulp and tissue restructuring actions.

Chairman and Chief Executive Officer Thomas J. Falk said, “We are off to a very good start to the year. We achieved mid-single digit organic sales growth, led by outstanding performance in K-C International. We also generated a 250 basis point improvement in adjusted gross margin and delivered double-digit growth in adjusted earnings per share. In addition, we launched a number of innovations in the quarter and supported our brands with a $45 million increase in strategic marketing. Finally, we delivered a healthy level of cost savings, improved cash flow and continued to allocate capital in shareholder-friendly ways. All-in-all, I'm encouraged by our progress in the first quarter.”
Falk added, “Looking ahead, we expect to build on our first quarter achievements as we execute our Global Business Plan strategies. We will leverage the innovation we've already introduced and will bring more to market going forward. We will continue to increase strategic marketing faster than sales and pursue our targeted growth initiatives, with a special focus on K-C International. And while most input costs are expected to rise sequentially from current levels, we will continue to generate cost savings through our ongoing FORCE program and our restructuring efforts. Overall, our first quarter performance and our plans going forward have us well-positioned to deliver on our targets for the year and generate strong returns to shareholders.”

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First Quarter 2012 Operating Results
Sales of $5.2 billion increased 4 percent compared with the first quarter of 2011. Organic sales rose 6 percent, with higher net selling prices of 3 percent, increased sales volumes of 2 percent and favorable product mix of 1 percent. Changes in foreign currency rates decreased sales by 1 percent and lost sales from exiting non-strategic products in conjunction with pulp and tissue restructuring actions reduced sales volumes by an additional 1 percent.
Operating profit was $700 million in the first quarter of 2012, up 29 percent from $544 million in 2011. Adjusted operating profit was $735 million in the first quarter of 2012, a 12 percent increase compared to $658 million in the year-ago period. Adjusted results in 2012 exclude $35 million of costs for pulp and tissue restructuring actions, while adjusted results in 2011 exclude $82 million of costs for pulp and tissue restructuring and a $32 million non-deductible charge due to a legislative change in the assessment of a business tax in Colombia.
Adjusted operating profit comparisons benefited from organic sales growth and $60 million in cost savings from the company's FORCE (Focused On Reducing Costs Everywhere) program. Inflation in key cost inputs was approximately $10 million overall versus 2011, including increases of $50 million for raw materials other than fiber, primarily oil-based materials, $15 million in distribution costs and $5 million for energy, mostly offset by $60 million of lower fiber costs. Overall marketing, research and general expenses increased versus the year-ago period. The higher spending included a $45 million increase in strategic marketing, primarily to support product innovations and targeted growth initiatives. In addition, administrative and research spending increased, in part to build further capabilities and support future growth. Other (income) and expense, net was $8 million of expense in the first quarter of 2012 compared to $2 million of income in the prior year.
The company's effective tax rate for the first quarter of 2012 was 29.2 percent compared to 31.4 percent in the year-ago period. The adjusted effective tax rate, which excludes the previously mentioned items excluded from adjusted earnings per share calculations, was 29.3 percent in the first quarter of 2012 and 29.6 percent in 2011. The company continues to expect that the effective tax rate and the adjusted effective tax rate for full-year 2012 will be between 30 and 32 percent.
Kimberly-Clark's share of net income of equity companies in the first quarter of 2012 was $39 million compared to $40 million in 2011. The year-ago results included a $3 million charge as a result of a non-deductible business tax at one of the company's equity affiliates in Colombia (excluded from Kimberly-Clark's 2011 adjusted earnings per share). At Kimberly-Clark de Mexico, S.A.B. de C.V., organic net sales rose mid-single digits in the first quarter of 2012, while earnings were down, driven by a decline in the value of the Mexican peso.

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Cash Flow and Balance Sheet
Cash provided by operations in the first quarter of 2012 totaled $585 million compared to $250 million in the prior year. The increase was driven by lower defined benefit pension plan contributions and higher cash earnings. First quarter pension contributions totaled $45 million in 2012 and $265 million in 2011.
Capital spending for the first quarter of 2012 was $259 million compared with $234 million in 2011. The company continues to target full-year 2012 spending in a range of $1.0 to $1.1 billion. During the first quarter, the company repurchased approximately 6.3 million shares of its common stock at a cost of $460 million. For the full year, the company continues to expect total share repurchases of $900 million to $1.1 billion. Total debt and redeemable securities was $6.9 billion at March 31, 2012 compared with $6.7 billion at the end of 2011.
First Quarter 2012 Business Segment Results
Personal Care Segment
First quarter sales of $2.4 billion increased 8 percent. Sales volumes rose 6 percent and net selling prices improved 3 percent, while changes in currency rates reduced sales by 1 percent. First quarter operating profit of $399 million increased 3 percent. The improvement included benefits from sales growth and cost savings, partially offset by input cost inflation and increased marketing, research and general expenses.
Sales in North America increased 1 percent. Net selling prices rose approximately 2 percent, driven by improved revenue realization for Huggies diapers, and product mix was favorable by 1 percent, while overall sales volumes decreased about 1 percent. Infant care and child care volumes were down mid- and high-single digits, respectively, primarily reflecting category declines and consumer trade-down in child care. Volumes rose high-single digits in adult care, including benefits from market share growth, new Poise Hourglass Shape Pads and introductory shipments of new Depend Real Fit and Silhouette briefs. Feminine care volumes were up low-single digits.
Sales in Europe increased 4 percent, despite an unfavorable currency impact of about 3 percent. Sales volumes rose 11 percent, with growth in child care, Huggies diapers and baby wipes, and non-branded offerings. Overall net selling prices fell approximately 5 percent, primarily due to increased promotional activity in the diaper category.
Sales increased about 17 percent in K-C International, which included an approximate 2 point drag from changes in currency rates. Sales volumes were up 12 percent, with double-digit growth in each major region (Asia, Latin America, and the Middle East/Eastern Europe/Africa). Volume performance was strong in a number of markets, including Australia, Brazil, China, Israel, Russia, South Africa, South Korea, Venezuela and Vietnam. Overall net selling prices improved about 6 percent compared to the year-ago period, driven by increases in Latin America.

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Consumer Tissue Segment
First quarter sales of $1.7 billion decreased 1 percent. Lost sales in conjunction with pulp and tissue restructuring actions reduced sales volumes by 3 percent, organic sales volumes fell 2 percent and changes in currency rates decreased sales 1 percent. On the other hand, net selling prices increased 4 percent and improved product mix benefited sales by 1 percent. First quarter operating profit of $217 million increased 45 percent. The improvement was driven by benefits from selling price increases, input cost deflation and cost savings, partially offset by decreased sales volumes and higher marketing, research and general expenses.
Sales in North America were even with the prior year, despite a 4 point negative impact from lost sales in conjunction with pulp and tissue restructuring actions. Net selling prices rose 6 percent, while organic sales volumes decreased 2 percent. Bathroom tissue sales increased at a solid rate, as higher selling prices more than offset a low-single digit decline in sales volumes. Kleenex facial tissue sales were even with year-ago, as higher selling prices and improved product mix were offset by lower volumes, which were impacted by a weak cold and flu season and sheet count reductions. Paper towel sales and volumes rose at a double-digit rate and benefited from improved distribution levels.
Sales in Europe decreased 5 percent, including an unfavorable currency impact of 2 percent. Sales volumes fell 2 percent and changes in product mix reduced sales by 1 percent, as economic conditions remain difficult.
Sales increased about 1 percent in K-C International. Net selling prices improved 4 percent and product mix advanced 3 percent, reflecting the company's strategies to improve net realized revenue and profitability. On the other hand, organic sales volumes fell 3 percent, lost sales in conjunction with pulp and tissue restructuring actions reduced sales volumes about 2 percent and currency rates were unfavorable by approximately 2 percent.
K-C Professional (KCP) & Other Segment
First quarter sales of $0.8 billion increased 4 percent. Organic sales volumes rose 3 percent, net selling prices improved 2 percent and changes in product mix were favorable by 1 percent. Meanwhile, lost sales in conjunction with pulp and tissue restructuring actions reduced sales volumes by 1 percent and currency rates were unfavorable by 1 percent. First quarter operating profit of $125 million increased 20 percent. The improvement was driven by benefits from sales growth and cost savings, partially offset by higher marketing, research and general expenses.
Sales in North America rose 4 percent. Increased sales volumes, higher net selling prices and changes in product mix each improved sales by approximately 1 percent. The volume gain was driven by increased washroom product volumes, reflecting some improvement in market demand and benefits from innovation and selling initiatives.

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Sales in Europe decreased 4 percent. Lost sales in conjunction with pulp and tissue restructuring actions reduced sales volumes 5 percent and changes in currency rates decreased sales 2 percent. On the other hand, higher organic sales volumes, improved selling prices and favorable product mix each contributed 1 point of sales growth.
Sales increased 9 percent in K-C International. Sales volumes were up 7 percent, with particular strength in Latin America, and net selling prices rose 3 percent, while currency rates reduced sales 1 percent.
Health Care Segment
First quarter sales of $0.4 billion increased 4 percent. Sales volumes rose about 4 percent and net selling prices advanced approximately 1 percent. First quarter operating profit of $53 million increased 6 percent. The improvement was driven by benefits from sales growth and lower marketing, research and general expenses.
Medical supply volumes rose at a mid-single digit rate, led by growth in exam gloves and surgical products. Medical device volumes increased low-single digits, with solid growth in airway management products.
Pulp and Tissue Restructuring Actions
In January of 2011, the company initiated a pulp and tissue restructuring in order to exit its remaining integrated pulp manufacturing operations and improve the underlying profitability and return on invested capital of its consumer tissue and K-C Professional businesses. In addition, in January of 2012, the company decided to streamline an additional facility in North America to further enhance the profitability of the consumer tissue business. Total charges for the restructuring actions are expected to be incurred through the end of 2012 and amount to $385 to $420 million after tax ($550 to $600 million pre-tax). Cash costs are projected to be 30 to 40 percent of the total charges. As a result of the restructuring actions, versus the 2010 baseline, the company expects that by 2013 annual net sales will decrease by $250 to $300 million, and that operating profit will increase by at least $75 million in 2013 and at least $100 million in 2014. These estimates are unchanged from the projections announced in January 2012.
First quarter 2012 restructuring charges totaled $24 million after tax ($35 million pre-tax), bringing cumulative charges to $313 million after tax ($450 million pre-tax). First quarter 2012 operating profit benefits from restructuring actions were $5 million, bringing cumulative benefits to $25 million.
2012 Outlook
The company reconfirmed its key planning and guidance assumptions for full-year 2012 that were previously communicated in its January 24, 2012 earnings news release. The company also updated portions of its input cost assumptions, as described below.

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•	The company continues to expect that the impact of changes in key commodity cost inputs will be in a range of $50 million of deflation to $50 million of inflation.

•
Overall pulp costs are expected to be somewhat lower than previously expected. While eucalyptus pulp costs are generally tracking in line with previous expectations, the company has reduced its assumption for full-year average market pricing for benchmark northern softwood pulp to $915 to $930 per metric ton (previous assumption $940 to $960 per metric ton).

•
Total costs for non-fiber raw materials and distribution expenses are anticipated to be somewhat higher than originally projected, primarily because the company has increased its full-year average oil price assumption to $100 to $110 per barrel (previous assumption $95 to $105 per barrel).

Non-GAAP Financial Measures
This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non‑GAAP financial measures.

•	Adjusted earnings and earnings per share

•	Adjusted gross and operating profit

•	Adjusted effective tax rate
These non-GAAP financial measures exclude the following items:

•
Pulp and tissue restructuring charges. In January 2011, the company initiated a pulp and tissue restructuring to exit its remaining integrated pulp manufacturing operations and improve the underlying profitability and return on invested capital of its consumer tissue and K-C Professional businesses.  In addition, in January of 2012, the company decided to streamline an additional facility in North America to further enhance the profitability of the consumer tissue business. The restructuring actions are expected to be completed by December 31, 2012. Pulp and tissue restructuring charges were excluded from the calculation of the company's earnings and earnings per share, gross and operating profit and effective tax rate, calculated in accordance with GAAP, for the three months ended March 31, 2012 and March 31, 2011 and the estimated full year earnings per share and estimated effective tax rate for 2012.

•
Non-deductible business tax charge in Colombia due to legislative change. The company recorded a non-deductible charge in the first quarter of 2011 as a result of legislation in Colombia that changed the manner in which certain business taxes in that country are assessed. This assessment covers the period from 2011 through 2014 and impacted results for both our consolidated operations and our equity company in Colombia. This item was excluded from the calculation of the company's earnings and earnings per share, operating profit and effective tax rate, calculated in accordance with GAAP, for the three months ended March 31, 2011.

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In accordance with the SEC's requirements, reconciliations of the non-GAAP financial measures to the comparable GAAP financial measures are attached.
In addition, this press release includes information regarding organic sales, which exclude the impact of changes in foreign currency rates and lost sales in conjunction with pulp and tissue restructuring actions.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital and adjusted operating profit return on sales determined by excluding certain of the charges that are used in calculating these non-GAAP financial measures.
In addition, Kimberly-Clark management believes that investors' understanding of the company's performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing the company's ongoing results of operations. Many investors are interested in understanding the performance of our businesses by comparing our results from ongoing operations from one period to the next. By providing these non-GAAP financial measures, together with reconciliations, we believe we are enhancing investors' understanding of our businesses and our results of operations. Also, many financial analysts who follow our company focus on and publish both historical results and future projections based on non‑GAAP financial measures. We believe that it is in the best interests of our investors for us to provide this information to analysts so that those analysts accurately report the non-GAAP financial information.
These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measure. There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded. The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures. The non-GAAP financial measures should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.

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Conference Call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 175 countries. Every day, nearly a quarter of the world's population trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in more than 80 countries. To keep up with the latest K-C news and to learn more about the company's 140 year history of innovation, visit www.kimberly-clark.com.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.
Certain matters contained in this news release concerning the business outlook, including anticipated financial and operating results, marketing, research and innovation spending, raw material, energy and other input costs, cost savings and reductions, the anticipated costs, scope, timing and financial and other effects of restructuring actions, cash flow and uses of cash, share repurchases, market demand and economic conditions, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2011 entitled “Risk Factors.”

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
PERIODS ENDED MARCH 31
(Millions of dollars, except per share amounts)

	Three Months Ended March 31
	2012	2011	Change

Net Sales	$5,241	$5,029	+4.2%
Cost of products sold	3,537	3,566	-0.8%

Gross Profit	1,704	1,463	+16.5%
Marketing, research and general expenses	996	921	+8.1%
Other (income) and expense, net	8	(2)	N.M.

Operating Profit	700	544	+28.7%
Interest income	4	4	—
Interest expense	(71)	(64)	+10.9%

Income Before Income Taxes and Equity Interests	633	484	+30.8%
Provision for income taxes	(185)	(152)	+21.7%
Income Before Equity Interests	448	332	+34.9%
Share of net income of equity companies	39	40	-2.5%

Net Income	487	372	+30.9%
Net income attributable to noncontrolling interests	(19)	(22)	-13.6%

Net Income Attributable to Kimberly-Clark Corporation	$468	$350	+33.7%

Per Share Basis – Diluted Net Income Attributable to Kimberly-Clark Corporation	$1.18	$0.86	+37.2%

N.M. – Not meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED MARCH 31
(Millions of dollars, except per share amounts)

Notes:

1.	Charges for the pulp and tissue restructuring actions and a non-deductible business tax charge related to a law change in Colombia are included in the Consolidated Income Statement as follows:

Three Months Ended March 31, 2012
Restructuring Charges

Cost of products sold	$35

Provision for income taxes	(11)

Net Income Attributable to Kimberly-Clark Corporation	$24

	Three Months Ended March 31, 2011
	Restructuring Charges	Business Tax Charge	Total

Cost of products sold	$82	$—	$82

Marketing, research and general expenses	—	32	32

Provision for income taxes	(25)	—	(25)

Share of net income of equity companies	—	3	3

Net Income Attributable to Kimberly-Clark Corporation	$57	$35	$92

2.	Other Information:

	Three Months Ended March 31
	2012	2011
Cash Dividends Declared Per Share	$0.74	$0.70

	March 31
Common Shares (Millions)	2012	2011

Outstanding, as of	391.4	395.2

Average Diluted for Three Months Ended	397.1	405.9

Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED MARCH 31
(Millions of dollars)

Supplemental Financial Information:

Preliminary Balance Sheet Data:	March 31 2012	December 31 2011

Cash and cash equivalents	$785	$764

Accounts receivable, net	2,672	2,602

Inventories	2,354	2,356

Total current assets	6,317	6,283

Total assets	19,557	19,373

Accounts payable	2,382	2,388

Debt payable within one year	691	706

Total current liabilities	5,249	5,397

Long-term debt	5,707	5,426

Redeemable preferred and common securities of subsidiaries	547	547

Stockholders’ equity	5,638	5,529

	Three Months Ended March 31
Preliminary Cash Flow Data:	2012	2011

Depreciation and amortization	$218	$243

Cash provided by operations	585	250

Capital spending	259	234

Cash used for investing	251	218

Cash dividends paid	277	269

Cash used for financing	335	332

Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED MARCH 31

Description of Business Segments

We are organized into operating segments based on product groupings. These operating segments have been aggregated into four reportable global business segments: Personal Care, Consumer Tissue, K-C Professional & Other, and Health Care. The reportable segments were determined in accordance with how our executive managers develop and execute global strategies to drive growth and profitability. These strategies include global plans for branding and product positioning, technology, research and development programs, cost reductions including supply chain management, and capacity and capital investments for each of these businesses. Segment management is evaluated on several factors, including operating profit. Segment operating profit excludes other (income) and expense, net and income and expense not associated with the business segments, including the charges related to the pulp and tissue restructuring actions.

The principal sources of revenue in each global business segment are described below:

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Personal Care brands offer parents a trusted partner in caring for their families and deliver confidence, protection and discretion to adults, through a wide variety of innovative solutions and products such as disposable diapers, training and youth pants, swimpants, baby wipes, feminine and incontinence care products, and other related products. Products in this segment are sold under the Huggies, Pull-Ups, Little Swimmers, GoodNites, Kotex, Lightdays, Depend, Poise and other brand names.

•
Consumer Tissue offers a wide variety of innovative solutions and trusted brands that touch and improve people's lives every day.  Products in this segment include facial and bathroom tissue, paper towels, napkins and related products, and are sold under the Kleenex, Scott, Cottonelle, Viva, Andrex, Scottex, Hakle, Page and other brand names.

•
K-C Professional & Other helps transform workplaces for employees and patrons, making them healthier, safer, and more productive, through a range of solutions and supporting products such as apparel, wipers, soaps, sanitizers, tissues, and towels.  Key brands in this segment include: Kleenex, Scott, WypAll, Kimtech, and Jackson Safety.

•
Health Care provides the essentials that help restore patients to better health and improve the quality of patients' lives. Through a portfolio of innovative medical device and infection prevention products, Health Care offers clinicians a range of solutions in pain management, respiratory and digestive health and medical supplies for the operating room. This business is a global leader in education to prevent healthcare-associated infections. Products are sold primarily under the Kimberly-Clark and ON-Q brand names.

Unaudited

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KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
PERIODS ENDED MARCH 31
(Millions of dollars)

	Three Months Ended March 31
	2012	2011	Change

NET SALES:

Personal Care	$2,367	$2,187	+8.2%
Consumer Tissue	1,659	1,674	-0.9%
K-C Professional & Other	797	768	+3.8%
Health Care	405	388	+4.4%

Corporate & Other	13	12	N.M.

Consolidated	$5,241	$5,029	+4.2%

OPERATING PROFIT:

Personal Care	$399	$389	+2.6%
Consumer Tissue	217	150	+44.7%
K-C Professional & Other	125	104	+20.2%
Health Care	53	50	+6.0%

Corporate & Other(a)	(86)	(151)	N.M.

Other (income) and expense, net	8	(2)	N.M.

Consolidated	$700	$544	+28.7%

(a)
For the three months ended March 31, 2012 and 2011, Corporate & Other includes charges related to the pulp and tissue restructuring actions of $35 million and $82 million, respectively. The three months ended March 31, 2011 also includes a non-deductible business tax charge of $32 million related to a law change in Colombia.

N.M. – Not meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
PERIODS ENDED MARCH 31

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended March 31, 2012
	Total	Organic Volume	Restructuring Impact on Volume(1)	Total Volume	Net Price	Mix/ Other(2)	Currency

Consolidated	4.2	2	(1)	1	3	1	(1)

Personal Care	8.2	6	—	6	3	—	(1)

Consumer Tissue	(0.9)	(2)	(3)	(5)	4	1	(1)

K-C Professional & Other	3.8	3	(1)	2	2	1	(1)

Health Care	4.4	4	—	4	1	(1)	—

(1) Lost volume related to the pulp and tissue restructuring actions.
(2) Mix/Other includes rounding.

Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED MARCH 31
(Millions of dollars, except per share amounts)

NON-GAAP RECONCILIATION SCHEDULES

The tables below and on the following pages present the reconciliation of non-GAAP financial measures to GAAP financial measures.

EARNINGS SUMMARY:

	Three Months Ended March 31
	2012		2011
	Income (Expense)	Diluted Earnings Per Share	Income (Expense)	Diluted Earnings Per Share

Adjusted Earnings	$492	$1.24	$442	$1.09

Adjustment for charges related to the pulp and tissue restructuring actions	(24)	(0.06)	(57)	(0.14)

Adjustment for non-deductible business tax charge related to law change in Colombia	—	—	(35)	(0.09)

Net Income Attributable to Kimberly-Clark Corporation	$468	$1.18	$350	$0.86

OPERATING PROFIT SUMMARY:

	Three Months Ended March 31
	2012	2011

Adjusted Operating Profit	$735	$658

Adjustment for charges related to the pulp and tissue restructuring actions	(35)	(82)

Adjustment for non-deductible business tax charge related to law change in Colombia	—	(32)

Operating Profit	$700	$544

Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED MARCH 31
(Millions of dollars)

EFFECTIVE INCOME TAX RATE RECONCILIATION:

	Three Months Ended March 31, 2012
	Income Before Income Taxes and Equity Interests	Provision for Income Taxes	Effective Income Tax Rate

Adjusted	$668	$196	29.3%

Adjustment for pulp and tissue restructuring actions	(35)	(11)

As reported	$633	$185	29.2%

	Three Months Ended March 31, 2011
	Income Before Income Taxes and Equity Interests	Provision for Income Taxes	Effective Income Tax Rate

Adjusted	$598	$177	29.6%

Adjustment for pulp and tissue restructuring actions	(82)	(25)

Adjustment for non-deductible business tax charge related to law change in Colombia	(32)	—

As reported	$484	$152	31.4%

Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED MARCH 31

OUTLOOK FOR 2012

ESTIMATED FULL YEAR 2012 DILUTED EARNINGS PER SHARE:

Adjusted Earnings Per Share	$5.00	-	$5.15

Adjustment for charges related to the pulp and tissue restructuring actions	(0.33)	-	(0.24)

Per Share Basis – Diluted Net Income Attributable to Kimberly-Clark Corporation	$4.67	-	$4.91

Investor Relations contact:	Paul Alexander, 972-281-1440, palexand@kcc.com

Media Relations contact:	Bob Brand, 972-281-5335, bob.brand@kcc.com

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